March 2009
Filed pursuant to Rule 433 dated March 10, 2009
relating to Preliminary Pricing Supplement No. 52 dated March 10, 2009 to Registration Statement No. 333-156423
STRUCTURED INVESTMENTS
Opportunities in Equities
Buffered Digital Securities Based on the Value of the S&P 500® Index due September      , 2010
Buffered Digital Securities offer the opportunity for investors to earn a return based on the performance of the S&P 500® Index.  You will receive a positive return on the Securities if the index value on the valuation date is above the initial index value, or if the underlying index is below the initial index value but has not decreased by 30% or more.  Unlike ordinary debt securities, the Securities do not pay interest and do not guarantee the return of 100% of the principal at maturity.  Instead, at maturity you will receive for each $10 stated principal amount of Securities that you hold, an amount in cash that will vary depending upon the value of the underlying index on the valuation date, and which may be significantly less than the stated principal amount of the Securities, subject to a minimum payment at maturity. The Securities are senior unsecured obligations of Morgan Stanley, and all payments on the Securities are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Underlying index:	S&P 500® Index
Aggregate principal amount:	$
Stated principal amount:	$10 per Security
Issue price:	$10 per Security
Pricing date:	March , 2009
Original issue date:	March , 2009 (5 business days after the pricing date)
Maturity date:	September , 2010
Payment at maturity (per Security):
•    If the final index value is greater than the initial index value:
$10 + the upside payment
•    If the final index value is equal to the initial index value:
$10
•    If the final index value is less than the initial index value but has decreased from the initial index value by an amount less than or equal to 15%:
$10 + ($10 x absolute index return)
•    If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than 15%:
$10 + ($10 x (index return + 30%))
This amount will be less than the stated principal amount of $10, if the final index value has decreased from the initial index value by an amount greater than 30%.  However, under no circumstances will the payment due at maturity be less than $3.00 per Security.
Please see “How the Buffered Digital Securities Work” on page 7.

Upside payment:
$1.30 to $1.60 per Security (13% to 16% of the stated principal amount).  The actual upside payment will be determined on the pricing date.  Accordingly, even if the final index value is significantly greater than the initial index value, your payment at maturity will not exceed $11.30 to $11.60 per Security.

Absolute index return:	The absolute value of the index return. For example, an index return of minus 5% will equal a positive 5% absolute index return.
Index return:	(final index value - initial index value) / initial index value
Minimum payment at maturity:	$3.00 per Security (30% of the stated principal amount)
Valuation date:	September , 2010, subject to adjustment for a non-index business day and certain market disruption events
Initial index value:	The initial index value will be determined on the pricing date.
Final index value:	The closing value of the underlying index on the valuation date
Listing:	The Securities will not be listed on any securities exchange.
CUSIP:	617483219
ISIN:	US6174832195
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Calculation agent:	MS & Co.
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)(2)	Proceeds to Company
Per Security	$10	$0.35	$9.65
Total	$	$	$
(1)
For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

(2)	The agent will pay a concession equal to $0.30 per Security to an introducing broker in connection with the initial offering of the Securities.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement No. 52 dated March 10, 2009
Prospectus Supplement dated December 23, 2008
Prospectus dated December 23, 2008

THE SECURITIES ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE SECURITIES WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB1208006

Buffered Digital Securities Based on the Value of the S&P 500® Index due September , 2010

Investment Overview

The Buffered Digital Securities due September     , 2010 Based on the Value of the S&P 500® Index , which we refer to as the Securities, provide investors:

▪	the opportunity for a positive return of
▪	13% to 16% if the underlying index appreciates at all from the initial index value, or
▪	up to 15% if the underlying index depreciates by an amount less than 30%:
▪
if the underlying index decreases by an amount less than or equal to 15%, the payment at maturity per Security will be greater than the $10 stated principal amount by an amount proportionate to the absolute value of the decrease in the value of the underlying index.

▪
if the underlying index decreases by an amount greater than 15% but less than 30%, the payment at maturity decreases from $11.50 per Security to $10 per Security on a one-to-one basis with the percentage decrease in the value of the underlying index.

▪	a buffer against a specified level of negative performance in the underlying index and protection of a specified portion of the invested principal against negative performance.

Maturity:	1.5 years

Maximum payment at maturity:
The maximum payment at maturity will be:
• If the final index value increases from the initial index value:
$11.30 to $11.60 per Security (113% to 116% of the stated principal amount), to be determined on the pricing date; or
• If the final index value decreases from the initial index value by an amount equal to 15%:
$11.50 per Security (115% of the stated principal amount)

Minimum payment at maturity:	$3.00 per Security (30% of the stated principal amount), subject to the credit risk of Morgan Stanley

S&P 500® Index Overview

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.

Underlying index information as of close on March 5, 2009:

Bloomberg Ticker Symbol:	SPX

Current Index Level:	682.55

52 Weeks Ago:	1,333.70

52 Week High (on 5/19/08):	1,426.63

52 Week Low (on 3/5/09):	682.55

The following graph illustrates the historical closing values of the underlying index from January 1, 2004 through March 5, 2009.  We obtained the information below from Bloomberg Financial Markets, without independent verification.  The historical performance of the underlying index cannot be taken as an indication of its future performance.

Historical Closing Values of the S&P 500® Index January 1, 2004 through March 5, 2009

March 2009	Page 2

Buffered Digital Securities Based on the Value of the S&P 500® Index due September , 2010

Key Investment Rationale

Investors will receive a positive return on the Securities if the index value on the valuation date is above the initial index value, or if the underlying index is below the initial index value but has not decreased by 30% or more.

Scenario 1
The final index value is greater than the initial index value.  In this scenario, each Security redeems for $11.30 to $11.60 per Security (113% to 116% of the stated principal amount), as determined on the pricing date.  Accordingly, even if the final index value is significantly greater than the initial index value, your payment at maturity will not exceed $11.30 to $11.60 per Security, and your return may be less than if you invested in the underlying index directly.

Scenario 2	The final index value is equal to the initial index value. In this scenario, each Security redeems for the $10 stated principal amount.
Scenario 3
The final index value is less than the initial index value but has decreased from the initial index value by an amount less than or equal to 15%.  In this scenario, investors earn a positive return based on the negative performance of the underlying index equal to the absolute value of the percentage decrease in the underlying index up to and including a decrease of 15% from the initial index value.  The investor has the potential to gain a maximum return of 15% and receive $11.50 per Security (115% of the stated principal amount).

Scenario 4
The final index value is less than the initial index value and has decreased from the initial index value by an amount greater than 15% but less than 30%.  In this scenario, the payment at maturity decreases from $11.50 per Security to $10 per Security on a one-to-one basis with the percentage decrease in the value of the underlying index.  (Example: if the underlying index decreases in value by 16%, the Securities will redeem for $11.40 per Security, or 114% of the stated principal amount.)

Scenario 5
The final index value is less than the initial index value and has decreased from the initial index value by an amount greater than or equal to 30%.  In this scenario, each Security redeems for less than the stated principal amount of $10 by an amount proportionate to the decrease in the value of the underlying index from the initial index value, plus a buffer amount of 30%.  (Example: if the underlying index decreases in value by 50%, the Securities will redeem for $8.00, or 80% of the stated principal amount.)  The minimum payment at maturity is $3.00 per Security.

Summary of Selected Key Risks (see page 9)

▪	70% of the stated principal amount is at risk.

▪	No interest payments.

▪	Appreciation potential is limited.

▪	Secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	The market price of the Securities may be influenced by many unpredictable factors, including the value and volatility of the underlying index and the component stocks of the underlying index.

▪	The Securities are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the Securities.

▪	Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the Securities.

▪	Investing in the Securities is not equivalent to investing in the underlying index or the stocks composing the underlying index.

▪	Adjustments to the S&P 500® Index by the index publisher could adversely affect the value of the Securities.

▪	Economic interests of the calculation agent and other of the issuer’s affiliates may be adverse to investors.

▪	The U.S. federal income tax consequences of an investment in the Securities are uncertain.

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Buffered Digital Securities Based on the Value of the S&P 500® Index due September , 2010

Fact Sheet
The Securities offered are senior unsecured obligations of Morgan Stanley, will pay no interest, provide a minimum payment at maturity of only 30% of the stated principal amount and have the terms described in the accompanying preliminary pricing supplement, prospectus supplement and prospectus.  At maturity, an investor will receive for each stated principal amount of Securities that the investor holds, an amount in cash that may be greater than, equal to or less than the stated principal amount based on the closing value of the underlying index on the valuation date.  Under no circumstances will the payment due at maturity be less than $3.00 per Security.  The Securities are issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the Securities are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
March , 2009	March , 2009 (5 business days after the pricing date)	September , 2010, subject to postponement due to a non-index business day and certain market disruption events

Key Terms
Issuer:	Morgan Stanley
Underlying index:	S&P 500® Index
Underlying index publisher:	Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc.
Aggregate principal amount:	$
Issue price:	$10 per Security
Stated principal amount:	$10 per Security
Denominations:	$10 and integral multiples thereof
Interest:	None
Payment at maturity:
•   If the final index value is greater than the initial index value:
$10 + the upside payment
•    If the final index value is equal to the initial index value:
$10
•    If the final index value is less than the initial index value but has decreased from the initial index value by an amount less than or equal to 15%:
$10 + ($10 x absolute index return)
•    If the final index value is less than the initial index value and has decreased from the initial index value by an amount greater than 15%:
$10 + ($10 x (index return + 30%))
This amount will be less than the stated principal amount of $10, if the final index value has decreased from the initial index value by an amount greater than 30%.  However, under no circumstances will the payment due at maturity be less than $3.00 per Security.
Please see “How the Buffered Digital Securities Work” on page 7.

Upside payment:
$1.30 to $1.60 per Security (13% to 16% of the stated principal amount).  The actual upside payment will be determined on the pricing date.  Accordingly, even if the final index value is significantly greater than the initial index value, your payment at maturity will not exceed $11.30 to $11.60 per Security.

Absolute index return:	The absolute value of the index return. For example, an index return of minus 5% will equal a positive 5% absolute index return.
Index return:	(final index value - initial index value) / initial index value
Minimum payment at maturity:	$3.00 per Security (30% of the stated principal amount)
Valuation date:	September , 2010, subject to adjustment for certain market disruption events
Initial index value:	The initial index value will be determined on the pricing date.
Final index value:	The closing value of the underlying index on the valuation date
Risk factors:	Please see “Risk Factors” on page 9.

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Buffered Digital Securities Based on the Value of the S&P 500® Index due September , 2010

General Information
Listing:	The Securities will not be listed on any securities exchange.
CUSIP:	617483219
ISIN:	US6174832195
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the Securities offered under the accompanying preliminary pricing supplement and is superseded by the following discussion.

Significant aspects of the U.S. federal income tax consequences of an investment in the Securities are uncertain.  Our counsel has not rendered an opinion as to the proper treatment of the Securities for U.S. federal income tax purposes.  Pursuant to the terms of each Security, you have agreed (in the absence of an administrative determination or judicial ruling to the contrary) to treat each Security as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the Securities is respected, the following U.S. federal income tax consequences should result based on current law:
▪ a U.S. Holder should not be required to recognize taxable income over the term of the Securities prior to maturity, other than pursuant to a sale or exchange, and

▪    upon sale, exchange or settlement of the Securities at maturity, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Securities.  Such gain or loss should be long-term capital gain or loss if the investor has held the Securities for more than one year at the time of sale, exchange or settlement, and short-term capital gain or loss otherwise.

Please read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement concerning the U.S. federal income tax consequences of an investment in the Securities.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge; and appropriate transition rules and effective dates. While it is not clear whether instruments such as the Securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the Securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)

March 2009	Page 5

Buffered Digital Securities Based on the Value of the S&P 500® Index due September , 2010

Use of proceeds and hedging:
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Securities through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Securities by taking positions in the stocks constituting the S&P 500® Index, in futures and/or options contracts on the S&P 500® Index or its component stocks listed on major securities markets, or positions in any other available securities or instruments.  Such purchase activity could potentially affect the initial value of the S&P 500® Index, and therefore could affect the value at which the S&P 500® Index must close on the valuation date before you would receive at maturity a payment that exceeds the stated principal amount of the Securities.  For further information, see “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying preliminary pricing supplement.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the Securities.  We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

March 2009	Page 6

Buffered Digital Securities Based on the Value of the S&P 500® Index due September , 2010

How the Buffered Digital Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Securities for a range of hypothetical percentage changes in the underlying index.  The graph is based on the following terms:

Stated principal amount:	$10 per Security

Hypothetical upside payment:	$1.45 per Security (14.5% of the stated principal amount)

Minimum payment at maturity:	$3.00 per Security (30% of the stated principal amount)

Buffered Digital Securities Payoff Diagram

How it works

▪
Where the final index value is greater than the initial index value, the payment at maturity on the Securities reflected in the graph above is greater than the $10 stated principal amount per Security, but in all cases is equal to and will not exceed the $10 stated principal amount plus the hypothetical upside payment of $1.45 per Security.  In the payoff diagram above, an investor will realize the payment at maturity of $11.45 per Security at any final index value greater than 100% of the initial index value.

▪	Where the final index value is equal to the initial index value, the payment at maturity reflected in the graph above is equal to the $10 stated principal amount per Security.

▪
Where the final index value has decreased from the initial index value by an amount less than or equal to 15%, the payment at maturity reflected in the graph above is greater than the $10 stated principal amount per Security by an amount proportionate to the absolute value of the decrease in the value of the underlying index up to and including a decrease of 15% from the initial index value, so that the maximum payment on the downside is $11.50 per Security (115% of the stated principal amount).  For example, if the underlying index has decreased by 10%, the investor will gain a 10% positive return and the payment at maturity will be $11.00 per Security (110% of the stated principal amount).

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Buffered Digital Securities Based on the Value of the S&P 500® Index due September , 2010

▪
Where the final index value has decreased from the initial index value by an amount greater than 15% but less than 30%, the payment at maturity decreases from $11.50 per Security to $10 per Security on a one-to-one basis with the percentage decrease in the value of the index.  For example, if the underlying index has decreased by 16%, the payment at maturity will be $11.40 per Security (114% of the stated principal amount).

▪
Where the final index value has decreased from the initial index value by an amount greater than or equal to 30%, the payment at maturity will be less than the stated principal amount of $10 by an amount proportionate to the decrease in the value of the underlying index from the initial index value, plus a buffer amount of 30%.  However, under no circumstances will the payment due at maturity be less than $3.00 per Security.  For example, if the underlying index has decreased by 45%, the payment at maturity will be $8.50 per Security (85% of the stated principal amount).

March 2009	Page 8

Buffered Digital Securities Based on the Value of the S&P 500® Index due September , 2010

Risk Factors
The following is a non-exhaustive list of certain key risk factors for investors in the Securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement.  We also urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the Securities.

▪
The Securities do not pay interest and provide a minimum payment at maturity of only 30% of your principal.  The terms of the Securities differ from those of ordinary debt securities in that the Securities do not pay interest and provide a minimum payment at maturity of only 30% of the stated principal amount, subject to the credit risk of Morgan Stanley.  At maturity, you will receive for each $10 stated principal amount of Securities that you hold an amount in cash based upon the final index value.  If the final index value decreases by more than 30% from the initial index value, you will receive an amount in cash that is less than the $10 stated principal amount of each Security, and you will lose money on your investment.  See “How the Buffered Digital Securities Work” on page 7.

▪
Appreciation potential is limited.  Where the final index value is greater than the initial index value, the appreciation potential of the Securities is limited to the upside payment of $1.30 to $1.60 per Security (13% to 16% of the stated principal amount), to be determined on the pricing date, even if the final index value is significantly greater than the initial index value.  See “How the Buffered Digital Securities Work” on page 7.

▪
Market price influenced by many unpredictable factors.  Several factors will influence the value of the Securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Securities in the secondary market, including: the value, volatility and dividend yield of the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and any actual or anticipated changes in our credit ratings or credit spreads. You may receive less, and possibly significantly less, than the stated principal amount per Security if you try to sell your Securities prior to maturity.  The underlying index may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen.  See “Information about the S&P 500® Index—Historical Information.”

▪
The Securities will not be listed and secondary trading may be limited.  The Securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Securities.  MS & Co. may, but is not obligated to, make a market in the Securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease making a market in the Securities, it is likely that there would be no secondary market for the Securities.  Accordingly, you should be willing to hold your Securities to maturity.

▪
The Securities are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the Securities.  Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the Securities at maturity, and, therefore investors are subject to the credit risk of Morgan Stanley and to changes in the market’s view of Morgan Stanley’s creditworthiness.  Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the Securities.

▪
Hedging and trading activity by the calculation agent and its affiliates could potentially adversely affect the value of the Securities.  MS & Co., the calculation agent, is our subsidiary.  MS & Co. or other affiliates of ours will carry out hedging activities related to the Securities (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index.  MS & Co. and some of our other subsidiaries also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially affect the initial index value and, therefore, could affect the value at which the underlying index must close on the valuation date before an investor receives a payment at maturity that exceeds the issue price of the Securities.  Additionally, such hedging or trading activities during the term of the Securities, including on the valuation date, could adversely affect the value of the underlying index on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

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Buffered Digital Securities Based on the Value of the S&P 500® Index due September , 2010

▪
Investing in the Securities is not equivalent to investing in the underlying index.  Investing in the Securities is not equivalent to investing in the underlying index or its component stocks.  Investors in the Securities will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

▪
Adjustments to the underlying index could adversely affect the value of the Securities.  Standard & Poor’s is responsible for calculating and maintaining the underlying index.  Standard & Poor’s can add, delete or substitute the stocks underlying the index or make other methodological changes that could change the value of the underlying index.  Any of these actions could adversely affect the value of the Securities.  Standard & Poor’s may also discontinue or suspend calculation or publication of the underlying index at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the underlying index.  MS & Co. could have an economic interest that is different than that of investors in the Securities insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index, the payout on the Securities will be an amount based on the closing prices of the stocks underlying the index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co. as calculation agent in accordance with the formula for calculating the underlying index last in effect prior to such discontinuance.

▪
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase Securities in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Securities, as well as the projected profit included in the cost of hedging the issuer’s obligations under the Securities.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪
The U.S. federal income tax consequences of an investment in the Securities are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Securities.  If the IRS were successful in asserting an alternative treatment for the Securities, the timing and character of income on the Securities might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For instance, U.S. investors could be required to accrue original issue discount on the Securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Securities as ordinary income.  The risk that a buffered security will be recharacterized, for U.S. federal income tax purposes, as a debt instrument giving rise to ordinary income, rather than as an open transaction, is higher than with other non-principal protected equity-linked securities.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income that is subject to an interest charge; and appropriate transition rules and effective dates.  While it is not clear whether instruments such as the Securities would be viewed as similar to the prepaid forward contracts described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Buffered Digital Securities Based on the Value of the S&P 500® Index due September , 2010

▪
Economic interests of the calculation agent and other of the issuer’s affiliates may be adverse to investors.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Securities.  As calculation agent, MS & Co. will determine the initial index value and the final index value, and calculate the amount of cash you will receive at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a discontinuance of the underlying index, may affect the payout to you at maturity.

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Buffered Digital Securities Based on the Value of the S&P 500® Index due September , 2010

Information about the S&P 500® Index

The S&P 500® Index.  The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc. (“S&P”), consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “Description of Securities—The Index” in the accompanying preliminary pricing supplement.

License Agreement between S&P and Morgan Stanley.  “Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The Securities are not sponsored, endorsed, sold or promoted by The McGraw-Hill Companies, Inc., and The McGraw-Hill Companies, Inc. makes no representation regarding the advisability of investing in the Securities.  See “Description of Securities—License Agreement between S&P and Morgan Stanley” in the accompanying preliminary pricing supplement.

Historical Information

The following table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the period from January 1, 2004 through March 5, 2009.  The closing value of the underlying index on March 5, 2009 was 682.55.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The underlying index experiences periods of high volatility, and you should not take the historical values of the underlying index as an indication of future performance.  No assurance can be given as to the level of the underlying index on the valuation date.

S&P 500® Index	High	Low	Period End
2004
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter	1,129.30	1,063.23	1,114.58
Fourth Quarter	1,213.55	1,094.81	1,211.92
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter	1,553.08	1,406.70	1,526.75
Fourth Quarter	1,565.15	1,407.22	1,468.36
2008
First Quarter	1,447.16	1,273.37	1,322.70
Second Quarter	1,426.63	1,278.38	1,280.00
Third Quarter	1,305.32	1,106.39	1,166.36
Fourth Quarter	1,161.06	752.44	903.25
2009
First Quarter (through March 5, 2009)	934.70	682.55	682.55

March 2009	Page 12